KRONOS WORLDWIDE, INC. ANNOUNCES QUARTERLY DIVIDEND AND
RESULTS OF ANNUAL STOCKHOLDER MEETING

DALLAS, TEXAS – May 21, 2014 – Kronos Worldwide, Inc. (NYSE:  KRO) announced that its board of directors has declared a regular quarterly dividend of fifteen cents ($0.15) per share on its common stock, payable on June 19, 2014 to stockholders of record at the close of business on June 9, 2014.

Kronos Worldwide also announced that at its 2014 annual stockholder meeting held today its stockholders had:

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elected each of Keith R. Coogan, Loretta J. Feehan, Cecil H. Moore, Jr., Bobby D. O’Brien, Thomas P. Stafford, R. Gerald Turner, Steven L. Watson and C. Kern Wildenthal as a director for a one year term; and

•	adopted a resolution that approved, on a nonbinding advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2014 annual stockholder meeting.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

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